Exhibit 21.1

Subsidiaries of Host Digital Inc.

Subsidiary	Jurisdiction
Host Digital Infrastructure LLC	Delaware
10X East Tulsa LLC	Delaware
T20 Mining Group LLC	Oklahoma
T20 Manufacturing LLC	Oklahoma
Healthy Choice Markets, Inc.	Florida
Healthy Choice Markets 2, LLC	Florida
Healthy Choice Markets 3, LLC	Florida
Healthy Choice Markets IV, LLC	Florida
Healthy Choice Markets V, LLC	Florida
Healthy Choice Markets VI, LLC	Florida
Healthy Choice Wellness, LLC	Florida
Healthy U Wholesale, Inc.	Florida
The Vitamin Store, LLC	Florida
Healthy Choice Wellness II, LLC	Florida